PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 25 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                         Dated June 3, 1998
                                                                Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                   Senior Euro Fixed Rate Notes Due June 2000

                                 --------------


               The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due June 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               The Notes are further described under "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.


Principal Amount: LIT 15,000,000,000

Maturity Date: June 30, 2000; provided that if such day is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date.

Settlement and Issue Date: June 30, 1998

Interest Accrual Date: June 30, 1998

Issue Price: 100%

Specified Currency: Italian Lira ("LIT")

Redemption Percentage at Maturity: 100%

Interest Rate: For each Interest Payment Date, the Interest Rate shall be 12.00%
               per annum, if the Reference FX Rate is greater than the lower bound of the relevant Reference Band and less than the upper bound of the relevant Reference Band at all times during the relevant Observation Period as determined by the Agent; otherwise, the Interest Rate shall be 2.00% per annum. (See "Other Provisions" below.)

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Optional Repayment Date(s): N/A

Total Amount of OID: None

Original Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Interest Payment Dates:  Each March 30, June 30, September 30 and December 30,
                         commencing September 30, 1998 (each an "Interest Payment Date"); provided that if any such day is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date.

Interest Payment Period: Quarterly

Business Days: Milan, London, New York

Agent: Morgan Stanley &Co. International Limited

Calculation Agent: The Chase Manhattan Bank (Bournemouth Branch), acting on behalf of The Chase Manhattan Bank (London Branch).

Paying Agent: The Chase Manhattan Bank (London Branch)

Exchange Rate Agent: Morgan Stanley & Co. International Limited

Denominations: LIT 15,000,000,000

Common Code: 8804702

ISIN: XS0088047021

Other Provisions:

Reference FX Rate: The LIT/U.S.$ Exchange Rate as reported at Reuters page FXFX.
                   After January 1999, if the Reuters page FXFX disappears as a result of the European Monetary Union, then Morgan Stanley & Co. International Limited shall specify an equivalent Reuters page or other reference. If, prior to the Maturity Date, Reuters, or any successor reporting service (the "Reporting Service"), ceases to publish the LIT/U.S.$ Exchange Rate, then the Agent will extrapolate such exchange rate from the euro/U.S. $ exchange rate reported by the Reporting Service based on the fixed exchange rate between the Italian Lira and the euro.

Reference Band:  Prior to 11:00 a.m. (London time) on each Fixing Date, the
                 Determination Agent may send the Calculation Agent (with copies to the Paying Agent and the Agent) a written notice in the form of Exhibit A hereto which specifies a lower bound and an upper bound, whose difference shall be LIT 100, as the Reference Band for the Observation Period beginning on such Fixing Date. If the Calculation Agent does not receive such written notice on a Fixing Date, then the Company shall choose (or shall cause the Agent to choose) a mid-market screen level of the Reference FX Rate after 11:00 a.m. (London time) on such Fixing Date (a "Default Rate"), and, for the Observation Period beginning on such Fixing Date, (i) the lower bound of the Reference Band shall be LIT 50 below such Default Rate and (ii) the upper bound of the Reference Band shall be LIT 50 above such Default Rate. On such Fixing Date, the Company (or the Agent, as the case may be) shall notify the Calculation Agent and the Paying Agent of such Default Rate and the resulting Reference Band.

Determination Agent: The holder of the Notes.

Fixing Dates:  June 26, 1998; September 28, 1998; December 22, 1998; March 26,
               1999; June 28, 1999; September 28, 1999; December 22, 1999 and
               March 28, 2000.

Observation Period:  Each period from and including a Fixing Date to but excluding the immediately succeeding Fixing Date, and the period from and including March 28, 2000 to but excluding the second Business Day immediately preceding the Maturity Date. The Observation Period with respect to an Interest Payment Date shall be the Observation Period that ends on (but does not include) the Fixing Date immediately preceding such Interest Payment Date; provided that the Observation Period with respect to the Maturity Date shall be the Observation Period that ends on (but does not include) the second Business Day immediately preceding the Maturity Date.

  Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                           MORGAN STANLEY DEAN WITTER


                                                                       Exhibit A

                     NOTICE OF SELECTION OF REFERENCE BAND



                               LIT 15,000,000,000
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                 SENIOR EURO FIXED RATE NOTES DUE JUNE 30, 2000


                                           Dated: [On or prior to a Fixing Date]



Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, NY 10036

The Chase Manhattan Bank (Bournemouth Branch), as Calculation Agent
Chaseside
Bournemouth, Dorset BH7 7DB
Fax No.: 44-120-234-7438
(Attn.: Steve Jones)

Dear Sirs:

      The undersigned, as the Determination Agent for the LIT 15,000,000,000 Global Medium-Term Notes, Series E, Senior Euro Fixed Rate Notes Due June 30, 2000 of Morgan Stanley Dean Witter & Co., hereby gives notice that for the Observation Period commencing on [Fixing Date], the Reference Band shall be LIT [lower bound] to LIT [upper bound].(*) Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement No. 25 dated June 3, 1998 to the Prospectus Supplement dated April 6, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935.

                                        Very truly yours,


                                        _________________________________
                                        [Name of Determination Agent]


                                        By: _____________________________
                                            [Title]

                                        _________________________________
                                        [Fax No.]


cc:   The Chase Manhattan Bank (London Branch), as Paying Agent
      Trinity Tower
      9 Thomas More Street
      London E1 9YT
      Fax No.: 44-171-777-5423
      (Attn.:   Jenny Pennell)

      Morgan Stanley & Co. International Limited, as Agent
      25 Cabot Square
      Canary Wharf
      London E14 4QA
      (Attn.: M.J. Lytle, EMTN Trading (Fax No.: 44-171-425-7994); Christophe Louis, DPG (Fax No.: 44-171-425-7988); and Elizabeth Kerr, DPG (Fax No.: 44-171-425-7125))
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(*)Upper bound must be exactly LIT 100 more than lower bound.